Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10011

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

June 1, 2026

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

To the Addressee Stated Above:

We have acted as counsel to OceanFirst Financial Corp., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement registers up to 304,385 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) issuable upon settlement of certain restricted stock unit awards of Flushing Financial Corporation (“Flushing”) granted under the Flushing Financial Corporation 2024 Omnibus Incentive Plan (the “Flushing Plan”) after December 29, 2025, which were each assumed by the Company and converted into a corresponding award in respect of common stock of the Company in connection with the mergers contemplated by the Agreement and Plan of Merger, dated as of December 29, 2025 (the “Merger Agreement”), by and among the Company, Flushing and Apollo Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company, which were consummated on June 1, 2026.

We have examined the Registration Statement, the Merger Agreement, the Amended and Restated Certificate of Incorporation of the Company and the Flushing Plan, each of which has been filed or incorporated by reference as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the Flushing Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

BEIJING	BOSTON	BRUSSELS	HONG KONG	HOUSTON	LONDON	LOS ANGELES	LUXEMBOURG	PALO ALTO	SAN FRANCISCO	SÃO PAULO	TOKYO	WASHINGTON, D.C.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

BEIJING	BOSTON	BRUSSELS	HONG KONG	HOUSTON	LONDON	LOS ANGELES	LUXEMBOURG	PALO ALTO	SAN FRANCISCO	SÃO PAULO	TOKYO	WASHINGTON, D.C.